Advisers Investment Trust

Amended Plan of Distribution Pursuant to Rule 12b-1

WHEREAS, Advisers Investment Trust, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (each a “Fund” and collectively, the “Funds”); and

WHEREAS, each Fund may be divided into one or more classes (“Class”); and

WHEREAS, the Board of Trustees wishes to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “Plan”); and

WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Qualified Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit those Funds and Classes set forth in Exhibit A, attached hereto, as such Exhibit A shall be amended from time to time in the manner set forth herein, and if required by the 1940 Act, the shareholders of each Fund have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust hereby adopts this Plan, in accordance with Rule12b-1 under the 1940 Act, on the following terms and conditions:

1.

Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of shares of the Funds set forth in Exhibit A, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Fund shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund shares, or that hold Fund shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to a Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Fund’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of the classes of Fund Shares described herein, either directly or through other persons with which the Trust or its designee has entered into agreements related to this Plan.

2.	Annual Fee.

(a) (i) Class I Shares. The Trust will pay the Trust’s Principal Underwriter an annual fee to be used to compensate broker-dealers, financial intermediaries and other parties for sales and promotional activities on behalf of Class I Shares of the Funds (as outlined on Exhibit A), including its expenses in connection therewith. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on behalf of the Fund on the first day of each month at an annual rate of up to 0.10% of the average daily net assets of the Class I Shares of each Fund.

(ii) In reference to the payments provided for in Section 2(a)(i) and in order to further enhance the distribution of the Funds’ Class I Shares, the Trust on behalf of the Fund may pay the Principal Underwriter a portion of the annual fee of each Fund (at an annual rate of up to 0.10% of the average daily net assets of the Class I Shares of each Fund) for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that (a) hold Class I Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Fund’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request. If the Financial Industry Regulatory Authority (“FINRA”) adopts a definition of “service fees” for purposes of Section 2830 of the Conduct Rules of the FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

(iii) Class II Shares. The Trust will pay the Trust’s Principal Underwriter an annual fee to be used to compensate broker-dealers, financial intermediaries and other parties for sales and promotional activities on behalf of Class II Shares of the Funds, including its expenses in connection therewith. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on behalf of the Fund on the first day of each month at an annual rate of up to 0.25% of the average daily net assets of the Class II Shares of each Fund.

(iv) In reference to the payments provided for in Section 2(a)(iii) and in order to further enhance the distribution of the Funds’ Class II Shares, the Trust on behalf of the Fund may pay the Principal Underwriter a portion of the annual fee of each Fund (at an annual rate of up to 0.25% of the average daily net assets of the Class II Shares of each Fund) for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that (a) hold Class II Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Fund’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request. If the Financial Industry Regulatory Authority (“FINRA”) adopts a definition of “service fees” for purposes of

Section 2830 of the Conduct Rules of the FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

(v) Class III Shares. The Trust will pay the Trust’s Principal Underwriter an annual fee to be used to compensate broker-dealers, financial intermediaries and other parties for sales and promotional activities on behalf of Class III Shares of the Funds(as outlined on Exhibit A), including its expenses in connection therewith. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on behalf of the Fund on the first day of each month at an annual rate of up to 0.50% of the average daily net assets of the Class III Shares of each Fund.

(vi) In reference to the payments provided for in Section 2(a)(v) and in order to further enhance the distribution of the Funds’ Class III Shares, the Trust on behalf of the Fund may pay the Principal Underwriter a portion of the annual fee of each Fund (at an annual rate of up to 0.25% of the average daily net assets of the Class III Shares of each Fund) for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that (a) hold Class III Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Fund’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request. If the Financial Industry Regulatory Authority (“FINRA”) adopts a definition of “service fees” for purposes of Section 2830 of the Conduct Rules of the FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

(b)	Payments under this Plan are not tied exclusively to expenses incurred. To the extent that amounts paid hereunder are not used to specifically compensate broker-dealers, financial intermediaries and other parties for sales, promotional and shareholder servicing activities, such amounts shall be retained by the Principal Underwriter as compensation for distribution-related services.

3.	Term and Termination.

(a)	Unless terminated as herein provided, this Plan shall continue in effect for a one-year period from the effective date of the Plan, and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust. If this Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date of termination.

4.

Amendments. All material amendments to this Plan must be approved in the manner provided for in Section 3(a) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the shares of the Trust (as defined in the 1940 Act).

5.	Selection and Nomination of Trustees and Independent Legal Counsel. While this Plan is in effect, (a) the selection and nomination of Qualified Trustees of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust; and (b) any person who acts as legal counsel for the Qualified Trustees shall be an independent legal counsel.

6.	Quarterly Reports. Any party authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any agreement entered into pursuant to this Plan shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.	Severable. The provisions of this Plan are severable for each Fund and each Class. Whenever this Plan provides for action to be taken with respect hereto such action must be taken separately for each Fund or Class affected thereby.

9.	Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust and all amendments thereto are on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Funds.

IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the date set forth below.

Advisers Investment Trust (on behalf of the Funds listed on Exhibit A)

Amended as of: June 18, 2015	/s/ Dina Tantra Name: Dina A. Tantra

Title: President

Exhibit A

to

Amended Plan of Distribution

Pursuant to Rule 12b-1

of

Advisers Investment Trust

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)

JOHCM Asia Ex-Japan Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM Emerging Markets Opportunities Fund	Class I Class II	0.10 0.25	% %

JOHCM Global Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM International Select Fund	Class I Class II	0.00 0.25	% %

JOHCM International Small Cap Equity Fund	Class I Class II	0.10 0.25	% %

JOHCM Emerging Markets Small Mid Cap Equity Fund	Class I Class II Class III	0.10 0.25 0.50	% % %

JOHCM US Small Mid Cap Equity Fund	Class I Class II Class III	0.10 0.25 0.50	% % %

Effective as of: June 18, 2015	Advisers Investment Trust

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